QUARLES & BRADY
                            411 EAST WISCONSIN AVENUE
                            MILWAUKEE, WI 53202-4497

                                                                     EXHIBIT F-2



                                  June 9, 1998




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     We have acted as counsel for Wisconsin Energy Corporation, a Wisconsin corporation ("WEC"), in connection with: (i) the merger on May 31, 1998 of ESL Acquisition, Inc., a Michigan corporation and a wholly owned subsidiary of WEC ("Acquisition Sub"), with and into ESELCO, Inc. ("ESELCO"), a Michigan corporation (the "Merger"), pursuant to the terms of the Amended and Restated Agreement and Plan of Reorganization, dated as of May 13, 1997, as amended and restated as of July 11, 1997 (the "Reorganization Agreement"), by and among ESELCO, Acquisition Sub and WEC, with ESELCO as the surviving corporation; (ii) the contemporaneous merger on May 31, 1998 of ESEG, Inc., a Michigan corporation and a wholly owned subsidiary of ESELCO ("ESEG"), with and into Edison Sault Electric Company, a Michigan corporation and a wholly owned subsidiary of ESELCO ("Edison Sault"), with Edison Sault as the surviving corporation; and (iii) the subsequent merger of ESELCO with and into WEC on June 1, 1998, with WEC as the surviving corporation (such three mergers, collectively, being referred to herein as the "Transaction").

     We are furnishing this opinion to the Securities and Exchange Commission (the "Commission") at the request of WEC in connection with WEC's application on Form U-1, as amended (File No. 70-9161) (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed in connection with the Transaction. In the Application, WEC requested the Commission to issue an order: (i) authorizing WEC to acquire all of the issued and outstanding shares of common stock, $.01 par value, of ESELCO ("ESELCO Common Stock") in exchange for shares of common stock, $.01 par value, of WEC ("WEC Common Stock") by means of the Merger and, through the Merger, indirectly acquire all of the outstanding common stock of Edison Sault, ESELCO's public utility subsidiary; and (ii) continuing WEC's exemption from all provisions of the Act, except
Section 9(a)(2) thereof, following consummation of the Transaction. The Commission issued the requested order on May 21, 1998 (Release No. 35-26877).

     In connection with this opinion, we have examined such corporate records of WEC, Acquisition Sub, ESELCO, Edison Sault and ESEG, certificates of public officials, certificates of officers and representatives of said corporations, instruments and other documents, and such questions of fact and matters of law, as we have deemed necessary for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates, instruments and other documents.

     Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that:

     1. All State laws applicable to the consummation of the Transaction have been complied with, and the consummation of the Transaction has been carried out in accordance with the Application.

     2. WEC is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

     3. The shares of WEC Common Stock issued pursuant to and as contemplated by the Reorganization Agreement are validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted), and the holders thereof are entitled to the rights and privileges appertaining thereto as set forth in the Restated Articles of Incorporation of WEC.

     4. WEC legally acquired all of the outstanding shares of ESELCO Common Stock as a result of the Merger, prior to the merger of ESELCO into WEC.

     5. The consummation of the Transaction did not violate the legal rights of the holders of any securities issued by WEC or any company associated with WEC.

     We have been advised by WEC that Madison Gas and Electric Company and two other entities have filed a petition with the Public Service Commission of Wisconsin (the "PSCW") requesting that the PSCW, which has previously disclaimed jurisdiction over an identical transaction, take jurisdiction over the Merger under Wisconsin utility law, and that WEC is contesting the petition on the basis that the petition is without merit and is contrary to law. While we have not been engaged to represent WEC with respect to this matter, we continue to believe that the PSCW did not have jurisdiction over the Merger under Wisconsin utility law.

     We are attorneys licensed to practice law in the State of Wisconsin. In rendering this opinion, we have relied as to matters of Michigan law on the opinion of Loomis, Ewert, Parsley, Davis & Gotting, P.C. The opinions expressed herein are specifically limited to the present internal law of the States of Michigan and Wisconsin and federal law of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Application.

     Larry J. Martin, a partner in our firm, is General Counsel of WEC.

                                       Very truly yours,

                                       /s/ Quarles & Brady

                                       QUARLES & BRADY